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                                                                    Exhibit 10.1

       DESCRIPTION OF FISCAL 1998 EXECUTIVE INCENTIVE COMPENSATION PROGRAM

     On July 23, 1997, the Compensation Committee of the Board of Directors (the "Committee") and the Board of Directors of Great Plains Software, Inc. (the "Company") approved the fiscal 1998 executive incentive compensation program. A description of the program follows:

     The Company's fiscal 1998 incentive compensation program allows an executive officer (other than the Chief Executive Officer) to earn additional cash compensation in an amount up to 30% to 40% of base salary (depending upon the specific plan approved for each executive officer) if target level performance goals are met. The Chief Executive Officer may earn an additional amount up to 60% of base salary if target level performance goals are met. The total incentive compensation payable for each executive officer is based 85% on objective performance criteria and 15% on discretionary performance criteria, as determined by the Committee. Threshold, target and maximum goals were set by the Committee for each of the following objective performance criteria: operating income, revenue, revenue per employee and customer satisfaction. Incentive compensation will be paid only if the threshold level of operating income is attained, which reflects the Committee's philosophy that incentive compensation payments are merited only if the Company meets base level profitability goals. If the threshold level of operating income is reached, incentive compensation will be paid based on actual operating income, revenue, revenue per employee and customer satisfaction as measured against the threshold, target and maximum goals for each of such performance criteria. Threshold performance will result in payment of 25% of the target level bonus. A maximum incentive bonus equal to 150% of the target level bonus can be earned if performance meets or exceeds the maximum goal for each performance criterion used under the plan. The operating income and revenue goals are based on both quarterly and annual performance, while the other goals are based solely on annual performance. The discretionary criteria for the executive officers (other than the Chief Executive Officer) are established by the Committee in conjunction with the Chief Executive Officer. The discretionary criteria for the Chief Executive Officer are established by the Committee.